September 2015 Free Writing Prospectus Registration Statement No. 333-202524 Dated September 22, 2015 Filed Pursuant to Rule 433

Auto-Callable Step-Up Securities due September 30, 2020, With 1-Year Initial Non-Call Period

Based on the Performance of the iShares® MSCI Emerging Markets ETF

Principal at Risk Securities

The Auto-Callable Step-Up Securities Based on the Performance of the iShares® MSCI Emerging Markets ETF, due August 26, 2020, With 1-Year Initial Non-Call Period will be automatically redeemed if the determination closing price of the iShares® MSCI Emerging Markets ETF (the “index fund”) on any of the quarterly determination dates (following the initial 1-year non-call period), other than the final determination date, is greater than or equal to the initial share price. The early redemption payment will increase over the term of the securities and will correspond to a return of 9.00% per annum as described below. However, if the determination closing price of the index fund is less than the initial share price on each determination date, you will not receive any payment for the related quarterly period and the securities will not be automatically redeemed. At maturity, if the securities have not previously been redeemed and the final share price is greater than or equal to the initial share price, investors will receive a fixed positive return that will also correspond to a return of 9.00% per annum, as set forth below. However, if the final share price is less than the downside threshold value, you will be exposed to any decline in the index fund on a 1 to 1 basis and will receive a payment at maturity that is less than 65% of the stated principal amount of the securities and could be zero. Accordingly, the securities do not guarantee any return of principal at maturity, and you must be willing to accept the risk of losing your entire initial investment. These securities are for investors who are willing to risk their principal and forego current income and participation in the appreciation of the index fund in exchange for the possibility of receiving an early redemption payment following the initial 1-year non-call period or a payment at maturity greater than the stated principal amount if the index fund closes at or above the initial share price on a quarterly determination date. Investors will not participate in any appreciation of the index fund. All payments on the securities are subject to the credit risk of HSBC.

SUMMARY TERMS
Issuer:	HSBC USA Inc. (“HSBC”)
Underlying shares:	Shares of the iShares® MSCI Emerging Markets ETF (the “index fund”)
Aggregate principal amount:	$
Stated principal amount:	$10 per security
Issue price:	$10 per security
Pricing date*:	September 25, 2015
Original issue date*:	September 30, 2015 (3 business days after the pricing date)
Maturity date*:	September 30, 2020, subject to adjustment as described in the accompanying ETF Underlying Supplement
Early redemption:	The securities are not subject to automatic early redemption until the 1st anniversary of the original issue date. Starting on September 27, 2016,* if on any quarterly determination date, the determination closing price of the index fund is greater than or equal to the initial share price, the securities will be automatically redeemed for an early redemption payment on the related early redemption date.

Determination dates and early redemption payment:

The early redemption payment will be an amount equal to the sum of (i) the stated principal amount and (ii) a return of 9.00% per annum. With respect to each quarterly determination date, the total early redemption payment would be approximately:

Determination Date*	Early Redemption Payment	Determination Date*	Early Redemption Payment
September 27, 2016	$10.90	September 25, 2018	$12.70
December 27, 2016	$11.13	December 26, 2018	$12.93
March 27, 2017	$11.35	March 26, 2019	$13.15
June 27, 2017	$11.58	June 25, 2019	$13.38
September 26, 2017	$11.80	September 25, 2019	$13.60
December 26, 2017	$12.03	December 24, 2019	$13.83
March 26, 2018	$12.25	March 25, 2020	$14.05
June 26, 2018	$12.48	June 25, 2020	$14.28

The determination dates are as listed above, plus the final determination date of September 25, 2020. The determination dates are subject to adjustment as described in the accompanying ETF Underlying Supplement. Some early redemption payments appearing in the table above have been rounded for ease of analysis.
Early redemption dates:*	3 business days after the related determination date.
Initial share price:	The closing price of the underlying shares on the pricing date, as determined by the calculation agent
Final share price:	The closing price of the underlying shares on the final determination date, as determined by the calculation agent, and as adjusted by the calculation agent as described under “Additional Terms of the Notes—Antidilution and Reorganization Adjustments” in the accompanying ETF Underlying Supplement.
Determination closing price:	The closing price of the underlying shares on any determination date other than the final determination date, as determined by the calculation agent, and as adjusted by the calculation agent as described under “Additional Terms of the Notes—Antidilution and Reorganization Adjustments” in the accompanying ETF Underlying Supplement.
Downside threshold value:	$ , which is equal to 65% of the initial share price
Payment at maturity:	• If the final share price is greater than or equal to the initial share price:	$14.50 per security;
	• If the final share price is less than the initial share price but greater than or equal to the downside threshold value:	the stated principal amount
	• If the final share price is less than the downside threshold value:	(i) the stated principal amount multiplied by (ii) the share performance factor
Share performance factor:	Final share price / initial share price
Estimated initial value:	The estimated initial value of the securities will be less than the price you pay to purchase the securities. The estimated initial value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your securities in the secondary market, if any, at any time. The estimated initial value will be calculated on the pricing date and will be set forth in the pricing supplement to which this free writing prospectus relates. See “Risk Factors—The estimated initial value of the securities, which will be determined by us on the pricing date, will be less than the price to public and may differ from the market value of the securities in the secondary market, if any.”
CUSIP / ISIN:	40434K768 / US40434K7688
Listing:	The securities will not be listed on any securities exchange.
Agent:	HSBC Securities (USA) Inc., an affiliate of HSBC. See “Additional Information About the Securities—Supplemental plan of distribution (conflicts of interest).”
Commissions and issue price:	Price to public	Agent’s commissions	Proceeds to issuer
Per security	$10.00	$0.25(1) $0.05(2)	$9.70
Total	$	$	$

(1)	HSBC Securities (USA) Inc., acting as agent for HSBC, will receive a fee of $0.30 per $10 stated principal amount and will pay Morgan Stanley Wealth Management a fixed sales commission of $0.25 for each security they sell. See “Additional Information About the Securities—Supplemental plan of distribution (conflicts of interest).”

(2)	Of the amount per $10 stated principal amount received by HSBC Securities (USA) Inc., acting as agent for HSBC, HSBC Securities (USA) Inc. will pay Morgan Stanley Wealth Management a structuring fee of $0.05 for each security.

* The pricing date, original issue date and the other dates set forth above are subject to change, and will be set forth in the pricing supplement relating to the securities.

The estimated initial value of the securities on the pricing date is expected to be between $9.20 and $9.60 per security, which will be less than the price to public. The market value of the securities at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated initial value” above and “Risk Factors” beginning on page 7 of this document for additional information.

An investment in the securities involves certain risks. See “Risk Factors” beginning on page 7 of this free writing prospectus, page S-1 of the ETF Underlying Supplement and page S-1 of the prospectus supplement.

Auto-Callable Step-Up Securities due September 30, 2020, with 1-year Initial Non-Call Period Based on the Performance of the iShares® MSCI Emerging Markets ETF Principal at Risk Securities

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved the securities, or determined that this free writing prospectus or the accompanying ETF Underlying Supplement, prospectus supplement or prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement and an ETF Underlying Supplement) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus, prospectus supplement and ETF Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and ETF Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You should read this document together with the related ETF Underlying Supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

The ETF Underlying Supplement dated March 5, 2015 at: http://www.sec.gov/Archives/edgar/data/83246/000114420415014329/v403640_424b2.htm

The prospectus supplement dated March 5, 2015 at: http://www.sec.gov/Archives/edgar/data/83246/000114420415014311/v403645_424b2.htm

The prospectus dated March 5, 2015 at: http://www.sec.gov/Archives/edgar/data/83246/000119312515078931/d884345d424b3.htm

The securities are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction, and involve investment risks including possible loss of the stated principal amount invested due to the credit risk of HSBC.

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Auto-Callable Step-Up Securities due September 30, 2020, with 1-year Initial Non-Call Period Based on the Performance of the iShares® MSCI Emerging Markets ETF Principal at Risk Securities

Investment Summary

Auto-Callable Step-Up Securities

Principal at Risk Securities

The Auto-Callable Step-Up Securities Based on the Performance of the iShares® MSCI Emerging Markets ETF, due September 30, 2020, With 1-Year Initial Non-Call Period (the “securities”) do not provide for the payment of interest and do not guarantee the repayment of principal. The securities will be automatically redeemed if the determination closing price of the index fund on any of the quarterly determination dates (following the initial 1-year non-call period), other than the final determination date, is greater than or equal to the initial share price. The early redemption payment will increase over the term of the securities and will correspond to a return of 9.00% per annum, as described below. However, if the determination closing price of the index fund is less than the initial share price on each determination date, you will not receive any payment for the related quarterly period and the securities will not be automatically redeemed. At maturity, if the securities have not previously been redeemed and the final share price is greater than or equal to the initial share price, investors will receive a fixed positive return that will also correspond to a return of 9.00% per annum, as set forth below. However, if the final share price is less than the downside threshold value, you will be exposed to any decline in the index fund on a 1 to 1 basis and will receive a payment at maturity that is less than 65% of the stated principal amount of the securities and could be zero. Accordingly, the securities do not guarantee any return of principal at maturity, and you must be willing to accept the risk of losing your entire initial investment.

Maturity:	5 years
Automatic quarterly early redemption:	If, on any of the quarterly determination dates (following the initial 1-year non-call period), other than the final determination date, the determination closing price of the index fund is greater than or equal to the initial share price, the securities will be automatically redeemed for the early redemption payment on the related early redemption date.
Early redemption payment:	The early redemption payment will be an amount equal to the sum of (i) the stated principal amount and (ii) a return of 9.00% per annum. With respect to each quarterly determination date, the total early redemption payment would be approximately:

Determination Date	Early Redemption Payment	Determination Date	Early Redemption Payment
September 27, 2016	$10.90	September 25, 2018	$12.70
December 27, 2016	$11.13	December 26, 2018	$12.93
March 27, 2017	$11.35	March 26, 2019	$13.15
June 27, 2017	$11.58	June 25, 2019	$13.38
September 26, 2017	$11.80	September 25, 2019	$13.60
December 26, 2017	$12.03	December 24, 2019	$13.83
March 26, 2018	$12.25	March 25, 2020	$14.05
June 26, 2018	$12.48	June 25, 2020	$14.28

Some early redemption payments appearing in the table above have been rounded for ease of analysis.
Payment at maturity:

•        If the final share price is greater than or equal to the initial share price: $14.50 per security;

•        If the final share price is less than the initial share price but greater than or equal to the downside threshold value: the stated principal amount; or

•        If the final share price is less than the downside threshold value:

(i) the stated principal amount multiplied by (ii) the share performance factor. In this case, the payment at maturity will be less than 65% of the stated principal amount of the securities and could be zero.

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Auto-Callable Step-Up Securities due September 30, 2020, with 1-year Initial Non-Call Period Based on the Performance of the iShares® MSCI Emerging Markets ETF Principal at Risk Securities

Key Investment Rationale

The securities do not provide for the payment of interest. Instead, the securities will be automatically redeemed for an early redemption amount corresponding to a return of 9.00% per annum if the determination closing price on any of the quarterly determination dates (following the initial 1-year non-call period), other than the final determination date, is greater than or equal to the initial share price. The securities have been designed for investors who are willing to risk their principal and forego current income and participation in the appreciation of the index fund in exchange for the possibility of receiving an early redemption payment following the initial 1-year non-call period or a payment at maturity greater than the stated principal amount if the index fund closes at or above the initial share price on a quarterly determination date.

The following scenarios are for illustrative purposes only to demonstrate how an automatic early redemption or the payment at maturity (if the securities have not previously been redeemed) are calculated, and do not attempt to demonstrate every situation that may occur. Accordingly, the securities may or may not be redeemed and the payment at maturity may be less than the stated principal amount of the securities and may be zero.

Scenario 1: The securities are redeemed prior to maturity	Starting on September 27, 2016, if the index fund closes at or above the initial share price on one of the quarterly determination dates other than the final determination date, the securities will be automatically redeemed for the applicable early redemption payment on the related early redemption date, corresponding to a return of 9.00% per annum.
Scenario 2: The securities are not redeemed prior to maturity, and investors receive a fixed positive return at maturity	This scenario assumes that the index fund closes below the initial share price on every quarterly determination date before the final determination date. Consequently, the securities are not redeemed prior to maturity. On the final determination date, the index fund closes at or above the initial share price. At maturity, investors will receive a cash payment equal to $14.50 per stated principal amount, corresponding to a return of 9.00% per annum.
Scenario 3: The securities are not redeemed prior to maturity, and investors receive only the principal amount at maturity	As in Scenario 2, in this scenario, the determination closing price of the index fund does not equal or exceed the initial share price on any of the quarterly determination dates before the final determination date. Consequently, the securities are not redeemed prior to maturity. On the final determination date, the index fund closes below the initial share price but at or above the downside threshold value. At maturity, investors will receive an amount equal to the stated principal amount.
Scenario 4: The securities are not redeemed prior to maturity, and investors suffer a loss of principal at maturity	As in Scenarios 2 and 3, in this scenario, the determination closing price of the index fund does not equal or exceed the initial share price on any of the quarterly determination dates before the final determination date. Consequently, the securities are not redeemed prior to maturity. On the final determination date, the index fund closes below the downside threshold value. At maturity, investors will receive an amount equal to the stated principal amount multiplied by the share performance factor. Under these circumstances, the payment at maturity will be less than 65% of the stated principal amount and could be zero.
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Auto-Callable Step-Up Securities due September 30, 2020, with 1-year Initial Non-Call Period Based on the Performance of the iShares® MSCI Emerging Markets ETF Principal at Risk Securities

Hypothetical Examples

The following hypothetical examples are for illustrative purposes only. Whether the securities are redeemed prior to maturity will be determined by reference to the determination closing price on each of the quarterly determination dates other than the final determination date following the initial 1-year non-call period, and the payment at maturity will be determined by reference to the determination closing price on the final determination date. The actual initial share price and downside threshold value will be determined on the pricing date. Some numbers appearing in the examples below have been rounded for ease of analysis. The examples below are based on the following terms:

Hypothetical Initial Share Price:	$40.00
Hypothetical Downside Threshold Value:	$26.00, which is 65% of the hypothetical initial share price
Early Redemption Payment (starting in September 2016):	The early redemption payment will be an amount equal to the sum of (i) the stated principal amount and (ii) a return of 9.00% per annum. With respect to each quarterly determination date, the total early redemption payment would be approximately:

Determination Date	Early Redemption Payment	Determination Date	Early Redemption Payment
1	$10.90	9	$12.70
2	$11.13	10	$12.93
3	$11.35	11	$13.15
4	$11.58	12	$13.38
5	$11.80	13	$13.60
6	$12.03	14	$13.83
7	$12.25	15	$14.05
8	$12.48	16	$14.28

Payment at Maturity:

•      If the final share price is greater than or equal to the initial share price: $14.50 per security;

•      If the final share price is less than the initial share price but greater than or equal to the downside threshold value: the stated principal amount; or

•      If the final share price is less than the downside threshold value:

(i) the stated principal amount multiplied by (ii) the share performance factor. In this case, the payment at maturity will be less than 65% of the stated principal amount of the securities and could be zero.

Stated Principal Amount:	$10

Automatic Call:

Example 1 — the securities are redeemed following the second determination date

Date	Determination closing price	Payment (per Security)
1st Determination Date	$35.00 (below the initial share price, securities are not redeemed)	--
2nd Determination Date	$41.00 (at or above the initial share price, securities are automatically redeemed)	$11.13

In this example, the determination closing price on the 1st determination date is below the initial share price, and the determination closing price on the second determination date is above the initial share price. Therefore the securities are automatically redeemed on the second early redemption date. Investors will receive $11.13 per security on the related early redemption date, corresponding to an annual return of 9.00%. No further payments will be made on the securities once they have been redeemed.

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Auto-Callable Step-Up Securities due September 30, 2020, with 1-year Initial Non-Call Period Based on the Performance of the iShares® MSCI Emerging Markets ETF Principal at Risk Securities

Payment at Maturity

In the following examples, the determination closing price on the quarterly determination dates before the final determination date is less than or equal to the initial share price, and, consequently, the securities are not automatically redeemed prior to, and remain outstanding until, maturity.

Example 1 — the final share price is at or above the initial share price

Date	Determination closing price	Payment (per Security)
1st Determination Date	$34.00 (below the initial share price, securities are not redeemed)	--
2nd Determination Date	$36.00 (below the initial share price, securities are not redeemed)	--
3rd to 16th Determination Dates	Various values (each below the initial share price, securities are not redeemed)	--
Final Determination Date	$46.00 (at or above the initial share price)	$14.50

In this example, the determination closing price is below the initial share price on each of the determination dates before the final determination date, and therefore the securities are not redeemed prior to maturity. On the final determination date, the index fund has appreciated 15% from the hypothetical initial share price. At maturity, investors receive $14.50 per security, corresponding to an annual return of 9.00%.

Example 2 — the final share price is below the initial share price but above the downside threshold value

Date	Determination closing price	Payment (per Security)
1st Determination Date	$31.00 (below the initial share price, securities are not redeemed)	--
2nd Determination Date	$29.00 (below the initial share price, securities are not redeemed)	--
3rd to 16th Determination Dates	Various values (each below the initial share price, securities are not redeemed)	--
Final Determination Date	$32.00 (below the initial share price, but above the downside threshold value)	$10.00

In this example, the determination closing price is below the initial share price on each of the determination dates before the final determination date, and therefore the securities are not redeemed prior to maturity. On the final determination date, the final share price is below the initial share price but at or above the downside threshold value, and accordingly, investors will receive a payment at maturity that is equal to the stated principal amount of the securities. The payment at maturity is $10.00 per security, representing neither a positive return nor a loss on your investment.

Example 3 — the final share price is below the initial share price

Date	Determination closing price	Payment (per Security)
1st Determination Date	$36.00 (below the initial share price, securities are not redeemed)	--
2nd Determination Date	$31.00 (below the initial share price, securities are not redeemed)	--
3rd to 16th Determination Dates	Various values (each below the initial share price, securities are not redeemed)	--
Final Determination Date	$20.00 (below the initial share price)	$10 × share performance factor = $10 × 50% = $5.00

In this example, the determination closing price is below the initial share price on each of the determination dates before the final determination date, and therefore the securities are not redeemed prior to maturity. On the final determination date, the final share price is below the downside threshold value, and accordingly, investors are fully exposed to the negative performance of the index fund over the term of the securities, and will receive a payment at maturity that is less than 65% of the stated principal amount of the securities. The payment at maturity is $5.00 per security, representing a loss of 50% on your investment.

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Auto-Callable Step-Up Securities due September 30, 2020, with 1-year Initial Non-Call Period Based on the Performance of the iShares® MSCI Emerging Markets ETF Principal at Risk Securities

Risk Factors

We urge you to read the section “Risk Factors” on page S-1 in the accompanying prospectus supplement and on page S-1 of the ETF Underlying Supplement. Investing in the securities is not equivalent to investing directly in the underlying shares. You should understand the risks of investing in the securities and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the securities in light of your particular financial circumstances and the information set forth in this free writing prospectus and the accompanying ETF Underlying Supplement, prospectus supplement and prospectus.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and ETF Underlying Supplement, including the explanation of risks relating to the securities described in the following sections:

“— Risks Relating to All Note Issuances” in the prospectus supplement;

“— General Risks Related to Index Funds” in the ETF Underlying Supplement;

“—Securities Prices Generally Are Subject to Political, Economic, Financial, and Social Factors that Apply to the Markets in Which They Trade and, to a Lesser Extent, Foreign Markets” in the ETF Underlying Supplement;

“—Time Differences Between the Domestic and Foreign Markets and New York City May Create Discrepancies in the Trading Level or Price of the Notes” in the ETF Underlying Supplement; and

“—The notes are subject to currency exchange risk” in the ETF Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

▪	The securities do not pay interest and you may lose your entire initial investment. The securities do not guarantee any return of principal. The terms of the securities differ from those of ordinary debt securities in that they do not pay interest and we will not necessarily pay the full principal amount of the securities at maturity. HSBC will only pay you the principal amount of your securities at maturity if the securities have not been automatically redeemed prior to maturity and the final share price is greater than or equal to the downside threshold value. If the final share price is less than the downside threshold value, you will be exposed to any decline in the closing price of the index fund, as compared to the initial share price, on a 1 to 1 basis and you will receive for each security that you hold at maturity an amount equal to the stated principal amount times the share performance factor. In this case, the payment at maturity will be less than 65% of the stated principal amount and could be zero.

▪	The appreciation potential of the securities is limited by the fixed early redemption payments specified for each determination date or payment at maturity. The appreciation potential of the securities is limited to the fixed early redemption payments specified for each determination date, if the index fund closes at or above the initial share price on any of quarterly determination dates other than the final determination date following the initial 1-year non-call period, or to the fixed $14.50 upside payment at maturity, if the securities have not been redeemed and the final share price is at or above the initial share price. You will not participate in any appreciation of the index fund, which could be significant.

▪	The automatic early redemption feature may limit the term of your investment to 1 year. If the securities are redeemed early, you may not be able to reinvest at comparable terms or returns. The term of your investment in the securities may be limited to as little as one year by the automatic quarterly early redemption feature of the securities. If the securities are redeemed prior to maturity, you may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or returns.

▪	The market price will be influenced by many unpredictable factors. Several factors will influence the value of the securities in the secondary market and the price at which HSBC Securities (USA) Inc. may be willing to purchase or sell the securities in the secondary market, including: the trading price, volatility (frequency and magnitude of changes in value), and dividend yield of the underlying shares, whether the determination closing price has been below the downside threshold value on any determination date, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the underlying shares and which may affect the final share price of the underlying shares, the occurrence of certain events affecting the underlying shares that may or may not require an adjustment to the final share price and any actual or anticipated changes in our credit ratings or credit spreads. The price of the underlying shares may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. You may receive less, and possibly significantly less, than the stated principal amount per security if you sell your securities prior to maturity.

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Auto-Callable Step-Up Securities due September 30, 2020, with 1-year Initial Non-Call Period Based on the Performance of the iShares® MSCI Emerging Markets ETF Principal at Risk Securities

▪	Credit risk of HSBC USA Inc. The securities are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the securities will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the securities depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the securities and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the securities and could lose your entire investment.

▪	Non-U.S. Securities Markets Risks. The index fund holds stocks that are issued by non-U.S. companies and are traded on various non-U.S. exchanges. These stocks may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks than stocks issued by U.S. companies and listed on U.S. exchanges. The foreign securities held by the index fund may have less liquidity and could be more volatile than many of the securities traded in U.S. or other longer-established securities markets. Direct or indirect government intervention to stabilize the relevant foreign securities markets, as well as cross shareholdings in foreign companies, may affect trading levels or prices and volumes in those markets. The other special risks associated with foreign securities may include, but are not limited to: less liquidity and smaller market capitalizations; less rigorous regulation of securities markets; different accounting and disclosure standards; governmental interference; currency fluctuations; higher inflation; and social, economic and political uncertainties. These factors may adversely affect the performance of the index fund and, as a result, the value of the securities.

▪	The Securities Are Subject to Emerging Markets Risk. An investment in the securities will involve risks not generally associated with investments which have no emerging market component. In particular, many emerging nations are undergoing rapid change, involving the restructuring of economic, political, financial and legal systems. Regulatory and tax environments may be subject to change without review or appeal. Many emerging markets suffer from underdevelopment of capital markets and tax regulation. The risk of expropriation and nationalization remains a threat. Guarding against such risks is made more difficult by low levels of corporate disclosure and unreliability of economic and financial data.

▪	Exchange Rate Risk. Because the index fund will hold stocks denominated in foreign currencies, changes in certain currency exchange rates may negatively impact the index fund’s returns. The values of the foreign currencies may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, foreign governments, central banks or supranational entities, the imposition of currency controls or other national or international political or economic developments. Therefore, exposure to exchange rate risk may adversely impact the performance of the index fund, and therefore reduce the payments on the securities.

▪ As a holder of the securities, you will not have any ownership interest or rights in the underlying shares. As a holder of the securities, you will not have any ownership interest or rights in the underlying shares, such as voting rights, dividend payments or other distributions. In addition, the index fund will not have any obligation to consider your interests as a holder of the securities in taking any corporate action that might affect the value of the underlying shares and the securities.

▪ No affiliation with the iShares® MSCI Emerging Markets ETF. We are not affiliated with the index fund. We have not made any independent investigation of the adequacy or completeness of the information about the index fund contained in this free writing prospectus. You should make your own investigation into the underlying shares and the index fund. We are not responsible for the index fund’s public disclosure of information, whether contained in SEC filings or otherwise.

▪ Changes that affect the underlying shares will affect the market value of the securities and the amount you will receive at maturity. The policies of the reference issuer of the underlying shares concerning additions, deletions and substitutions of the constituents comprising the underlying shares and the manner in which the reference issuer takes account of certain changes affecting those constituents may affect the price of the underlying shares. The policies of the reference issuer with respect to the calculation of its net asset value could also affect the price of the underlying shares. The reference issuer may discontinue or suspend calculation or dissemination of the index fund. Any such actions could affect the value of the securities.

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Auto-Callable Step-Up Securities due September 30, 2020, with 1-year Initial Non-Call Period Based on the Performance of the iShares® MSCI Emerging Markets ETF Principal at Risk Securities

▪	The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. HSBC Securities (USA) Inc. may, but is not obligated to, make a market in the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to transact. If, at any time, HSBC Securities (USA) Inc. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

▪	The estimated initial value of the securities, which will be determined by us on the pricing date, will be less than the price to public and may differ from the market value of the securities in the secondary market, if any. The estimated initial value of the securities will be calculated by us on the pricing date and will be less than the price to public. The estimated initial value will reflect our internal funding rate, which is the borrowing rate we pay to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the securities. This internal funding rate is typically lower than the rate we would pay when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the estimated initial value of the securities may be lower if it were based on the levels at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the securities to be more favorable to you. We will determine the value of the embedded derivatives in the securities by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the securities that are different from our estimated initial value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The estimated initial value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your securities in the secondary market (if any exists) at any time.

▪	If HSBC Securities (USA) Inc. were to repurchase your securities immediately after the original issue date, the price you receive may be higher than the estimated initial value of the securities. Assuming that all relevant factors remain constant after the original issue date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the securities in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed the estimated initial value on the pricing date for a temporary period expected to be approximately 6 months after the original issue date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the securities and other costs in connection with the securities that we will no longer expect to incur over the term of the securities. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the securities and any agreement we may have with the distributors of the securities. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the original issue date of the securities based on changes in market conditions and other factors that cannot be predicted.

▪	The price of your securities in the secondary market, if any, immediately after the pricing date will be less than the price to public. The price to public takes into account certain costs. These costs include the underwriting discount, our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the securities and the costs associated with structuring and hedging our obligations under the securities. These costs, except for the underwriting discount, will be used or retained by us or one of our affiliates. If you were to sell your securities in the secondary market, if any, the price you would receive for your securities may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your securities in the secondary market, if any, at any time after issuance will vary based on many factors, including the value of the underlying shares and changes in market conditions, and cannot be predicted with accuracy. The securities are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the securities to maturity. Any sale of the securities prior to maturity could result in a loss to you.

▪	Hedging and trading activity by our affiliates could adversely affect the value of the securities. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the securities (and possibly to other instruments linked to the underlying shares), including trading in the underlying shares and securities held by the index fund. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging

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strategy may involve greater and more frequent dynamic adjustments to the hedge as the final determination date approaches. Some of our affiliates also trade the underlying shares and securities held by the index fund and other financial instruments related to those securities on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial share price and, as a result, the price at or above which the underlying shares must close on a determination date in order for you to earn an early redemption payment or, if the securities are not called prior to maturity, in order for you to avoid being exposed to the negative price performance of the underlying shares at maturity. Additionally, such hedging or trading activities during the term of the securities could adversely affect the price of the underlying shares on the determination dates and, accordingly, whether the securities are automatically called prior to maturity and, if the securities are not called prior to maturity, the payout to you at maturity.

▪	The calculation agent, which is HSBC or one of its affiliates, will make determinations with respect to the securities. As calculation agent, HSBC or one of its affiliates will determine the initial share price, the downside threshold value, the final share price, whether the early redemption payment will be paid upon an automatic call, whether a market disruption event has occurred, whether to make any adjustments to any determination closing price or the final share price and the payment that you will receive upon an automatic early redemption or at maturity, if any. Moreover, certain determinations made by HSBC or one of its affiliates in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events, may adversely affect the payout to you upon an automatic early redemption or at maturity.

▪	The securities are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction. The securities are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the securities is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full amount due on the securities.

▪	The U.S. federal income tax consequences of an investment in the securities are uncertain. For a discussion of certain of the U.S. federal income tax consequences of your investment in the securities, please see the discussion under “Tax considerations” herein, and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

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Information about the Underlying Shares

The iShares® MSCI Emerging Markets ETF

The iShares® MSCI Emerging Markets ETF is an exchange-traded fund incorporated in the USA that seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index. The MSCI Emerging Markets Index is intended to measure the performance of equity markets in the global emerging markets. The underlying shares are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Information provided to or filed with the Securities and Exchange Commission by the iShares® MSCI Emerging Markets ETF pursuant to the Exchange Act can be located by reference to the Securities and Exchange Commission CIK number 930667 through the Securities and Exchange Commission’s website at.www.sec.gov. In addition, information regarding the underlying fund may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.

Information as of market close on September 17, 2015:

Bloomberg Ticker Symbol:	EEM	52 Week High (on 4/28/2015):	$44.09
Current Share Price:	$34.47	52 Week Low (on 8/24/2015):	$31.32
52 Weeks Ago:	$44.14

This document relates only to the securities offered hereby and does not relate to the underlying shares or other securities of the index fund. We have derived all disclosures contained in this document regarding the index fund from the publicly available documents described in the preceding paragraph. In connection with the offering of the securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the index fund. Neither we nor the agent has made any independent investigation as to the accuracy or completeness of such publicly available documents or any other publicly available information regarding the index fund. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the underlying shares (and therefore the price of the underlying shares at the time we price the securities) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the index fund could affect the value received at maturity with respect to the securities and therefore the value of the securities.

Neither the issuer nor any of its affiliates makes any representation to you as to the performance of the underlying shares.

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Historical Information

The table below sets forth the published high and low prices of the underlying shares for each quarter in the period from January 1, 2008 through September 17, 2015. The associated graph shows the closing prices of the underlying shares for each day in the same period. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical performance of the underlying shares should not be taken as an indication of their future performance, and no assurance can be given as to the price of the underlying shares at any time, including on the determination dates.

Shares of the iShares® MSCI Emerging Markets ETF CUSIP: 464287234	High (Intraday)	Low (Intraday)	Period End (Closing)
2008
First Quarter	$50.69	$40.63	$44.74
Second Quarter	$52.42	$44.38	$45.14
Third Quarter	$44.71	$30.84	$34.49
Fourth Quarter	$34.25	$18.20	$24.94
2009
First Quarter	$27.25	$19.85	$24.78
Second Quarter	$34.84	$24.69	$32.19
Third Quarter	$39.46	$30.21	$38.86
Fourth Quarter	$42.47	$37.26	$41.46
2010
First Quarter	$43.43	$34.98	$42.08
Second Quarter	$43.98	$35.18	$37.29
Third Quarter	$44.95	$36.73	$44.73
Fourth Quarter	$48.58	$44.47	$47.60
2011
First Quarter	$48.73	$44.24	$48.67
Second Quarter	$50.41	$44.76	$47.58
Third Quarter	$48.61	$34.69	$35.06
Fourth Quarter	$43.20	$33.42	$37.93
2012
First Quarter	$44.89	$38.20	$42.93
Second Quarter	$43.74	$36.56	$39.18
Third Quarter	$42.82	$37.14	$41.31
Fourth Quarter	$44.42	$39.92	$44.35
2013
First Quarter	$45.28	$41.72	$42.78
Second Quarter	$44.26	$36.16	$38.57
Third Quarter	$43.32	$36.98	$40.77
Fourth Quarter	$43.91	$40.15	$41.77
2014
First Quarter	$41.25	$37.06	$40.99
Second Quarter	$43.98	$40.55	$43.23
Third Quarter	$45.85	$41.36	$41.56
Fourth Quarter	$42.46	$37.23	$39.29
2015
First Quarter	$41.11	$37.72	$40.13
Second Quarter	$44.18	$39.03	$39.62
Third Quarter (through September 17, 2015)	$40.02	$30.00	$34.47
The iShares® MSCI Emerging Markets ETF – Daily Closing Prices January 1, 2008 to September 17, 2015

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Additional Information About the Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	40434K768
ISIN:	US40434K7688
Minimum ticketing size:	$1,000 / 100 securities
Events of default and acceleration:

If the securities have become immediately due and payable following an event of default (as defined in the accompanying prospectus) with respect to the securities, the calculation agent will determine the accelerated payment due and payable at maturity in the same general manner as described in “Payment at maturity” in this free writing prospectus except that the accelerated early redemption payment will be calculated on the basis of a 360-day year consisting of twelve 30-day months. In that case, the scheduled trading day preceding the date of acceleration will be used as the final determination date for purposes of determining the final share price. If a market disruption event exists with respect to the underlying shares on that scheduled trading day, then the accelerated final determination date for the underlying shares will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled final determination date). The accelerated maturity date will then be the third business day following the postponed accelerated final determination date.

If the securities have become immediately due and payable following an event of default, you will not be entitled to any additional payments with respect to the securities. For more information, see “Description of Debt Securities—Events of Default” and “Securities—Events of Default; Defaults” in the prospectus.

Reference issuer:	iShares Trust is the reference issuer.
Tax considerations:

There is no direct legal authority as to the proper tax treatment of the securities, and therefore significant aspects of the tax treatment of the securities are uncertain as to both the timing and character of any inclusion in income in respect of the securities. Under one approach, the securities could be treated as pre-paid executory contracts with respect to the underlying shares. We intend to treat the securities consistent with this approach. Pursuant to the terms of the securities, you agree to treat the securities under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Morrison & Foerster LLP, it is reasonable to treat the securities as pre-paid executory contracts with respect to the underlying shares. Pursuant to this approach, and subject to the discussion below regarding “constructive ownership transactions,” we do not intend to report any income or gain with respect to the securities prior to maturity or an earlier sale, redemption or exchange, and we intend to treat any gain or loss upon maturity or an earlier sale, redemption or exchange as long-term capital gain or loss, provided that you have held the securities for more than one year at such time for U.S. federal income tax purposes.

Despite the foregoing, U.S. holders (as defined under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement) should be aware that the Internal Revenue Code of 1986, as amended (the “Code”), contains a provision, Section 1260 of the Code, which sets forth rules which are applicable to what it refers to as “constructive ownership transactions.” Due to the manner in which it is drafted, the precise applicability of Section 1260 of the Code to any particular transaction is often uncertain. In general, a “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in a regulated investment company (such as the underlying shares). Under the “constructive ownership” rules, if an investment in the securities is treated as a “constructive ownership transaction,” any long-term capital gain recognized by a U.S. holder in respect of the securities will be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Code) (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the sale, redemption, exchange or maturity of the securities (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, redemption, exchange or maturity of the securities). Furthermore, unless otherwise established by clear and convincing evidence, the “net underlying long-term capital gain” is treated as zero.

Although the matter is not clear, there exists a risk that an investment in the securities will be treated as a “constructive ownership transaction.” If such treatment applies, it is not entirely clear to what extent any long-term capital gain recognized by a U.S. holder in respect of the securities will be recharacterized as ordinary income. It is possible, for example, that the amount of the Excess Gain (if any) that would be recharacterized as ordinary income in respect of the securities will equal the excess

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of (i) any long-term capital gain recognized by the U.S. holder in respect of the securities over (ii) the “net underlying long-term capital gain” such U.S. holder would have had if such U.S. holder had acquired a number of the underlying shares at fair market value on the original issue date of the securities for an amount equal to the “issue price” of the securities and, upon the date of sale, redemption, exchange or maturity of the securities, sold such underlying shares at fair market value (which would reflect the percentage increase in the value of the underlying shares over the term of the securities). Accordingly, it is possible that all or a portion of any gain on the sale, redemption, exchange or maturity of the securities after one year could be treated as “Excess Gain” from a “constructive ownership transaction,” which gain would be recharacterized as ordinary income, and subject to an interest charge. U.S. holders should consult their tax advisors regarding the potential application of the “constructive ownership” rules.

In Notice 2008-2, the Internal Revenue Service and the Treasury Department requested comments as to whether the purchaser of certain securities (which may include the securities) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a security or contract should be ordinary or capital and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder of a security is required to accrue income in respect of the security prior to the receipt of payment under the security at maturity or its earlier sale, redemption or exchange. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of a security as ordinary income (including gain on a sale, redemption or exchange). Finally, it is possible that a non-U.S. holder (as defined under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement) of a security could be subject to U.S. withholding tax in respect of a security. It is unclear whether any regulations or other guidance would apply to the securities (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the securities.

We will not attempt to ascertain whether any of the entities whose stock is owned by the underlying shares would be treated as a passive foreign investment company (a “PFIC”) or United States real property holding corporation (a “USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is owned by the underlying shares were so treated, certain adverse U.S. federal income tax consequences might apply to a U.S. holder in the case of a PFIC and to a non-U.S. holder in the case of a USRPHC. You should refer to information filed with the SEC and other authorities by the entities whose stock is owned by the underlying shares and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is owned by the underlying shares is or becomes a PFIC or a USRPHC.

Under current law, while the matter is not entirely clear, individual non-U.S. holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the securities are likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the securities.

Recently finalized Treasury Regulations provide that withholding on “dividend equivalent” payments (as discussed in the prospectus supplement), if any, will not apply to securities issued before January 1, 2016. Additionally, the IRS has announced that withholding under the Foreign Account Tax Compliance Act (as discussed in the prospectus supplement) on payments of gross proceeds from a sale or redemption of the securities will only apply to payments made after December 31, 2018.

For a further discussion of U.S. federal income tax consequences related to the securities, see the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

Paying agent:	HSBC Bank USA, N.A.
Calculation agent:	HSBC USA Inc., or one of its affiliates.
Supplemental plan of distribution (conflicts of interest):

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the securities from HSBC for distribution to Morgan Stanley Wealth Management. HSBC Securities (USA) Inc. will act as agent for the securities and will receive a fee of $0.30 per $10 stated principal amount and will pay Morgan Stanley Wealth Management a fixed sales commission of $0.25 for each security they sell. Of the amount per $10 stated principal amount received by HSBC Securities (USA) Inc., acting as agent for HSBC, HSBC Securities (USA) Inc. will pay Morgan Stanley Wealth Management a structuring fee of $0.05 for each security.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the securities, but is under no obligation to do so and may discontinue any market-making

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activities at any time without notice. See “Supplemental Plan of Distribution” on page S-59 in the prospectus supplement.
Where you can find more information:

This free writing prospectus relates to an offering of securities linked to the underlying shares. The purchaser of a security will acquire a senior unsecured debt security of HSBC USA Inc. We reserve the right to withdraw, cancel or modify this offering and to reject orders in whole or in part. Although the offering of the securities relates to the underlying shares, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the underlying shares or any security comprising the underlying shares or as to the suitability of an investment in the securities.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement and ETF Underlying Supplement) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus, prospectus supplement and ETF Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and ETF Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You should read this document together with the prospectus dated March 5, 2015, the prospectus supplement dated March 5, 2015 and the ETF Underlying Supplement dated March 5, 2015. If the terms of the securities offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus, or ETF Underlying Supplement, the terms described in this free writing prospectus shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” herein, on page S-1 of the accompanying ETF Underlying Supplement and page S-1 of the accompanying prospectus supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

You may access these documents on the SEC web site at www.sec.gov as follows:

The ETF Underlying Supplement at:
http://www.sec.gov/Archives/edgar/data/83246/000114420415014329/v403640_424b2.htm

The prospectus supplement at:
http://www.sec.gov/Archives/edgar/data/83246/000114420415014311/v403645_424b2.htm

The prospectus at:
http://www.sec.gov/Archives/edgar/data/83246/000119312515078931/d884345d424b3.htm

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